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                                                                    Exhibit 23.4


                   [Letterhead of DeGolyer and MacNaughton]


                                 April 8, 1999


Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

     We hereby consent to the inclusion of the information included or incorporated by reference in this Form S-4 Registration Statement with respect to the Bolivian oil and gas reserves, as of December 31, 1998, of Vintage Petroleum, Inc., the future net revenues from such reserves, and the present value thereof, which information has been included or incorporated by reference in this Form S-4 Registration Statement in reliance upon our "Appraisal Report as of December 31, 1998, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.-SEC Case," and upon the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify
(i) the accuracy of future net revenues and discounted present value of future net revenues contained in these filings because our estimates of future net revenues and discounted present worth of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 1998. We hereby further consent to the references to our firm in the "Summary Oil and Gas Reserve Data" and "Experts" sections of the Form S-4 Registration Statement.

                              Very truly yours,

                                 /s/ DeGolyer and MacNaughton

                              DeGOLYER and MacNAUGHTON